Exhibit 10.19

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of October 9, 2020, is by and between Frontline Advance, LLC d/b/a Solo Stove, a Texas limited liability company (the “Company”), and Clint Mickle (the “Executive”).

W I T N E S S E T H

WHEREAS, the Company and the Executive are party to that certain employment agreement, dated as of September 24, 2019 (the “Prior Agreement”);

WHEREAS, simultaneously with its entry into this Agreement, the Company is entering into that certain Securities Purchase Agreement, dated as of the date hereof, by and among the Company, SS Acquisitions, LLC, the Purchasers (as defined therein), the Sellers (as defined therein), the Purchasers Representative identified therein, and the Sellers Representative defined therein (the “Transaction”); and

WHEREAS, in connection with the Transaction, the Company desires to continue the employment of the Executive by entering into the terms of this Agreement, which shall supersede the terms and conditions of the Prior Agreement in its entirety, and the Executive desires to enter into this Agreement and to accept such continued employment, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. POSITION AND DUTIES.

(a) GENERAL. The Company shall continue to employ the Executive, and the Executive accepts such continued employment, upon the terms and conditions set forth in this Agreement. During the Employment Term (as defined in Section 2 hereof), the Executive shall continue to serve as the Company’s Chief Financial Officer. In this capacity, the Executive shall have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as may reasonably be assigned to the Executive from time to time by the Chief Executive Officer of the Company. Unless otherwise agreed by the Executive, the Chief Executive Officer of the Company.

(b) OTHER ACTIVITIES. During the Employment Term, the Executive shall devote all of the Executive’s time and best efforts to the performance of the Executive’s duties with the Company: provided, that the foregoing shall not prevent the Executive from, (i) with prior Board of Directors of the Company (the “Board”), serving on the boards of directors or as a member of a committee of one or more non-profit organizations, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing the Executive’s passive personal investments, so long as such activities, either individually or in the aggregate, do not interfere or conflict with the Executive’s duties hereunder or create an actual or potential business or fiduciary conflict.

2. EMPLOYMENT TERM. The Company agrees to continue to employ the Executive pursuant to the terms of this Agreement, and the Executive agrees to such continued employment, commencing as of the Effective Date and continuing until the Executive’s employment hereunder is terminated in accordance with Section 6 hereof, subject to the provisions of Section 7 hereof. The period of time between the Effective Date and the termination of the Executive’s employment hereunder shall be referred to herein as the “Employment Term.”

3. BASE SALARY. During the Employment Term, the Company agrees to pay the Executive a base salary at an annual rate equal to $240,000, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. The Executive’s Base Salary shall be subject to annual review by the Board ( or a committee thereof) and may be adjusted from time to time by the Board. The base salary as determined herein and adjusted from time to time shall constitute “Base Salary” for purposes of this Agreement.

4. ANNUAL PERFORMANCE BONUS. For the calendar year ending December 31, 2020, you will be eligible for a bonus in accordance with your current terms of your employment under the Prior Agreement. During each calendar year of the Employment Term (prorated for partial years of service) beginning on or after January 1, 2021, the Executive shall be eligible to participate in the Company’s annual performance bonus program as may be in effect from time to time, pursuant to which the Executive may be eligible to receive an annual performance bonus (the “Annual Performance Bonus”), with a target Annual Performance Bonus opportunity equal to 33% of the Executive’s Base Salary, based upon the attainment of one or more performance goals established by the Board ( or a committee thereof), as determined by the Board ( or a committee thereof) in its sole discretion. Any Annual Performance Bonus payable hereunder shall be paid in the calendar year immediately following the calendar year to which such Annual Performance Bonus relates, at the same time as annual performance bonuses are paid to other senior executives of the Company, but in no event later than thirty (30) days following the Company’s receipt of the audited financials with respect to such calendar year, subject to the Executive’s continued employment through the applicable payment date ( other than as set forth in Section 7 hereof).

5. EMPLOYEE BENEFITS.

(a) BENEFIT PLANS. During the Employment Term, the Executive shall be eligible to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements, except to the extent such plans are duplicative of the benefits otherwise provided hereunder. The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

(b) BUSINESS EXPENSES. During the Employment Term, the Company shall reimburse the Executive promptly for all expenses reasonably incurred by the Executive in the performance of the Executive’s duties hereunder, in accordance with policies which may be adopted from time to time by the Company, following presentation by the Executive of an itemized account, including reasonable substantiation, of such expenses.

(c) VACATION. During the Employment Term, the Executive shall be entitled to take 4 weeks (with each “week” consisting of five (5) business days) of paid time off per annum (prorated for partial years of employment), to be used as the Executive reasonably deems appropriate consistent with past practice and subject to the business needs of the Company and the Company’s policies on accrual and use to employees as in effect from time to time.

6. TERMINATION. The Executive’s employment and the Employment Term shall terminate on the first of the following to occur:

(a) DUE TO THE EXECUTIVE’S DISABILITY. Upon ten (10) days’ prior written notice by the Company to the Executive of a termination due to Disability. For purposes of this Agreement, “Disability” shall be defined as the inability of the Executive to have performed the Executive’s material duties hereunder after reasonable accommodation due to a physical or mental injury, infirmity or incapacity for one hundred twenty (120) days (including weekends and holidays) in any three hundred sixty-five (365)-day period as determined by the Board in its reasonable discretion. The Executive (or the Executive’s representative) shall cooperate in all respects with the Company if a question arises as to whether the Executive has become disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company and authorizing such medical doctors and other health care specialists to discuss the Executive’s condition with the Company).

(b) DUE TO THE EXECUTIVE’S DEATH. Automatically upon the date of death of the Executive.

(c) BY THE COMP ANY FOR CAUSE. Immediately upon written notice by the Company to the Executive of a termination for Cause. “Cause” shall mean:

(i) the Executive’s willful misconduct or gross negligence in the performance of the Executive’s duties to the Company or any of its direct or indirect subsidiaries or affiliates (collectively, the “Company Group”);

(ii) the Executive’s failure to perform the Executive’s duties to the Company Group or to follow the lawful directives of the Board ( other than as a result of death or Disability) that is not cured to the satisfaction of the Board within twenty (20) days after written notice to the Executive specifying the failure;

(iii) the Executive’s indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony;

(iv) the Executive’s commission of an act of moral turpitude, including, without limitation, the Executive engaging in any act of sexual misconduct at or in connection with work, including without limitation sexual harassment or sexual relations with subordinates;

(v) the Executive’s failure to cooperate in any audit or investigation of the business or financial practices of the Company Group ( other than as a result of death or Disability) that is not cured to the satisfaction of the Board within five (5) days after written notice to the Executive specifying the failure;

(vi) the Executive’s performance of any act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation of the Company Group’s property;

(vii) the Executive’s (A) use of illegal drugs or (B) abuse of alcohol that impairs the Executive’s ability to perform the Executive’s duties contemplated hereunder;

(viii) the Executive’s breach of any fiduciary duty owed to the Company Group (including, without limitation, the duty of care and the duty of loyalty) that is not cured (if susceptible to cure) to the satisfaction of the Board within twenty (20) days after written notice to the Executive specifying the breach; or

(ix) the Executive’s breach of this Agreement, any restrictive covenants (including non-competition and non-solicitation covenants) which the Executive is bound by, or any other material agreement with the Company Group, or a material violation of the Company Group’s code of conduct or other written policy, which is not cured (if susceptible to cure) to the satisfaction of the Board within twenty (20) days after written notice to the Executive specifying the breach or violation.

(d) BY THE COMPANY WITHOUT CAUSE. Immediately upon written notice by the Company to the Executive of an involuntary termination without Cause ( other than for death or Disability).

(e) BY THE EXECUTIVE FOR GOOD REASON. The Executive may terminate the Executive’s employment hereunder upon written notice of a termination for Good Reason. A termination of employment by the Executive for “Good Reason” shall mean a termination by the Executive of the Executive’s employment with the Company on account of an occurrence or failure described in any or any combination of (i) through (iv) below without the Executive’s written consent, but only if (A) the Executive gives written notice to the Company specifying in reasonable detail the circumstances claimed to provide the basis for such termination and does so within twenty (20) days following the initial occurrence of such circumstance, (B) the Company fails to correct the circumstances set forth in the Executive’s written notice within twenty (20) days of receipt of such notice, and (C) the Executive terminates the Executive’s employment within twenty (20) days following the end of such twenty (20)-day cure period: (i) a material breach by the Company of any material provision of this Agreement, (ii) a reduction in the Executive’s Base Salary or target Annual Performance Bonus opportunity (unless such reduction affects all senior executive employees of the Company on a proportionate basis), (iii) the relocation of the Executive’s principal place of employment to a location greater than 45 miles from the Executive’s then-current principal place of employment, or (iv) a diminution in the Executive’s title, duties or responsibilities other than a change in title to Executive Vice President- Mergers and Acquisitions and the associated duties and responsibilities associated with this position.

(f) BY THE EXECUTIVE WITHOUT GOOD REASON. Upon thirty (30) days’ prior written notice by the Executive to the Company of the Executive’s voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date, provided that the Company continues to pay the Executive’s Base Salary for the full period of the Executive’s notice).

7. CONSEQUENCES OF TERMINATION.

(a) TERMINATION DUE TO THE EXECUTIVE’S DEATH. In the event that the Executive’s employment and the Employment Term ends on account of the Executive’s death, the Executive or the Executive’s estate, as the case may be, shall be entitled to the following (with the amounts due under Sections 7(a)(i) through 7(a)(iv) hereof to be paid within sixty (60) days following termination of employment, or such earlier date as may be required by applicable law):

(i) any earned and unpaid Base Salary through the date of termination;

(ii) any Annual Performance Bonus earned but unpaid with respect to the calendar year ending on or preceding the date of termination;

(iii) reimbursement for any unreimbursed business expenses incurred through the date of termination;

(iv) any accrued but unused vacation time in accordance with Company policy; and

(v) all other accrued and vested payments, benefits or fringe benefits to which the Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (collectively, Sections 7(a)(i) through 7(a)(v) hereof shall be hereafter referred to as the “Accrued Benefits”).

(b) TERMINATION DUE TO THE EXECUTIVE’S DISABILITY. In the event that the Executive’s employment and/or Employment Term ends on account of the Executive’s Disability, the Company shall pay or provide the Executive with the Accrued Benefits.

(c) TERMINATION BY THE COMPANY FOR CAUSE OR BY THE EXECUTIVE WITHOUT GOOD REASON. If the Executive’s employment and the Employment Term are terminated (i) by the Company for Cause or (ii) by the Executive without Good Reason, the Executive shall be entitled only to the Accrued Benefits. ( other than the amount set forth in Section 7(a)(ii) hereof).

(d) TERMINATION BY THE COMPANY WITHOUT CAUSE OR BY THE EXECUTIVE FOR GOOD REASON. If the Executive’s employment and the Employment Term are terminated (x) by the Company other than for Cause (and not due to Executive’s death or Disability) or (y) by the Executive for Good Reason, then the Company shall pay or provide the Executive with the following:

(i) the Accrued Benefits;

(ii) subject to the Executive’s continued compliance with the obligations in Sections 8, 9. and 10 hereof, an amount equal to 12 months of the Executive’s Base Salary (but not as an employee), paid monthly in accordance with the Company’s payroll practices in effect on the date of termination (the “Severance Payments”) for a period of 12 months following such termination (the “Severance Period”); provided that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of “Code Section 409A” (as defined in Section 21 hereof), any such payment scheduled to occur during the first sixty (60) days following such termination shall not be paid until the regularly scheduled pay period following the sixtieth ( 60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto; and provided, further, that payment of the Severance Payments shall immediately cease upon the Executive beginning any subsequent employment or consulting relationship during the Severance Period; and

(iii) subject to the Executive’s continued compliance with the obligations in Sections 8, 9 and 10 hereof and the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will reimburse the Executive for the monthly COBRA premium paid by the Executive for the Executive and the Executive’s eligible dependents (if any) until the earliest to occur of (A) the end of the Severance Period, (B) the date on which the Executive is no longer eligible for COBRA coverage, and (C) the date on which the Executive becomes eligible to participate in another plan that offers group health benefits (such reimbursement, the “COBRA Subsidy”) (the Severance Payments and the COBRA Subsidy, together, the “Severance Benefits”), provided that the Company may modify the subsidized COBRA continuation coverage contemplated hereby to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of Section 105(h) of the Internal Revenue Code of 1986, as amended; the Patient Protection and Affordable Care Act of 2010, as amended; and/or the Health Care and Education Reconciliation Act of 2010, as amended, and in each case, the regulations and guidance promulgated thereunder (to the extent applicable).

During such time that the Executive is receiving any Severance Benefits, if (A) the Company discovers grounds constituting Cause existed prior to the Executive’s termination of employment, or (B) the Executive breaches any restrictive covenants set forth in Section 9 below, the Executive’s right to receive any Severance Benefits shall immediately cease and be forfeited, and the Executive shall immediately repay to the Company any Severance Benefits previously paid to the Executive.

Any Severance Benefits provided in this Section 7(d) shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

For the avoidance of doubt, to the event that the Executive dies while receiving Severance Benefits under this Section 7(d), the remainder of any amounts owed to the Executive shall be paid to the Executive’s estate.

(e) OTHER OBLIGATIONS. Upon any termination of the Executive’s employment with the Company, the Executive shall be deemed to have resigned from any position as an officer, director or fiduciary of any Company-related entity.

(f) EXCLUSIVE REMEDY. The amounts payable to the Executive following termination of employment and the Employment Term hereunder pursuant to Section 7 hereof shall be in full and complete satisfaction of the Executive’s rights under this Agreement and any other claims that the Executive may have in respect of the Executive’s employment with the

Company or any of its affiliates, and the Executive acknowledges that such amounts are fair and reasonable, and are the Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Executive’s employment hereunder or any breach of this Agreement.

8. RELEASE; SET-OFFS. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Benefits shall only be payable if the Executive executes, delivers to the Company and does not revoke a general release of claims in the form provided by the Company. Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within thirty (30) days following termination (or such longer period as may be required to obtain a full and valid release of claims under applicable law). Subject to the provisions of Section 2l(b)(v) hereof, the Company’s obligations to pay the Executive amounts hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by the Executive to the Company or any of its affiliates.

9. RESTRICTIVE COVENANTS.

(a) CONFIDENTIALITY. During the course of the Executive’s employment and service with the Company, the Executive will have access to Confidential Information. For purposes of this Agreement, “Confidential Information’.’ means the Company Group’s or its affiliates’ confidential and/or proprietary information and/or trade secrets that have been developed or used and/or will be developed and that cannot be obtained readily by third parties from outside sources, including, by way of example and without limitation, all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company Group or any of its affiliates, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, raw partners and/or competitors. The Executive agrees that the Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s assigned duties and for the benefit of the Company Group, either during the period of the Executive’s employment or service or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company Group’s and its affiliates’ part to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which shall have been obtained by the Executive during the Executive’s employment by or service to the Company (or any predecessor). The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at the Company’s expense in seeking a protective order or other appropriate protection of such information). The terms and conditions of this Agreement shall remain strictly confidential, and the Executive hereby agrees not to disclose the terms and conditions hereof to any person or entity, other than immediate family members, legal advisors or personal tax or financial advisors, or prospective future employers, as to the latter, solely for the purpose of disclosing the limitations on the Executive’s conduct imposed by the provisions of this Section 9 who, in each case, agree to keep such information confidential.

(b) NON-COMPETITION. The Executive acknowledges that (i) the Executive performs services of a unique nature for the Company Group, and that the Executive’s performance of such services to a competing business may result in irreparable harm to the Company Group, (ii) the Executive has had and will continue to have access to Confidential Information which, if disclosed, may unfairly and inappropriately assist in competition against the Company Group or any of its affiliates, (iii) in the course of the Executive’s employment by a competitor, the Executive may inevitably use or disclose such Confidential information, (iv) the Company Group and its affiliates have substantial relationships with their customers and the Executive has had and may continue to have access to these customers, (v) the Executive has received and will receive specialized training from the Company Group and its affiliates, and (vi) the Executive has generated and will continue to generate goodwill for the Company Group and its affiliates in the course of the Executive’s employment and service. Accordingly, during the Executive’s employment or service with the Company Group and for a period of two (2) years thereafter (the “Restricted Period”), the Executive agrees that the Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in any outdoor products company that manufactures, markets, sells or distributes fire pits, stoves, grills, or other products regularly found in outdoor retail (the “Restricted Business”) within (I) the United States or (II) any other country in which the Company Group conducts the Restricted Business during the Executive’s employment or service with the Company Group during the Restricted Period. Notwithstanding the foregoing, nothing herein shall prohibit the Executive from being a passive owner of not more than five percent (5%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company Group or any of its affiliates, so long as the Executive has no active participation in the business of such corporation.

(c) NON-SOLICITATION; NON-INTERFERENCE. During the Restricted Period, the Executive agrees that the Executive shall not, except in the furtherance of the Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (i) solicit, aid or induce any customer of the Company Group or any of its affiliates to purchase goods or services related to the Restricted Business from another person, firm, corporation or other entity or assist or aid any other person or entity in identifying or soliciting any such customer, (ii) solicit, aid or induce any employee, representative or agent of the Company Group or any of its affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company Group or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent; or (iii) intentionally interfere, or intentionally aid or induce any other person or entity in interfering, with the relationship between the Company Group or any of its affiliates and any of their respective vendors, joint venturers or licensors which causes harm to the Company Group. An employee, representative or agent shall be deemed covered by this Section 9(c) while so employed or retained and for a period of twelve (12) months thereafter. Notwithstanding the foregoing, the provisions of this Section 9( c) shall not be violated by general advertising or solicitation not specifically targeted at Company Group-related persons or entities.

(d) NON-DISPARAGEMENT. The Executive agrees not to, at any time, make negative comments or otherwise disparage the Company Group or its officers, directors, employees, shareholders, members, agents or products other than in the good faith performance of the Executive’s duties to the Company. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

(e) INVENTIONS. (i) The Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, methods, works of authorship and other work product, whether patentable or unpatentable, (A) that are reduced to practice, created, invented, designed, developed, contributed to, or improved with the use of any Company Group resources and/or within the scope of the Executive’s work with the Company Group and that are made or conceived by the Executive, solely or jointly with others, during the period of the Executive’s employment or service with the Company Group (or any of its predecessors in interest), whether before or after the Effective Date, or (B) suggested by any work that the Executive performs in connection with the Company Group (or any of its predecessors in interest), either while performing the Executive’s duties with the Company Group (or any of its predecessors in interest) or on the Executive’s own time, but only insofar as they are related to the Executive’s work as an employee or other service provider to the Company Group (or any of its predecessors in interest) (the “Inventions”), shall belong exclusively to the Company Group (or its designee ), whether or not patent or other applications for intellectual property protection are filed thereon. The Executive will keep full and complete written records (the “Records”), in the manner prescribed by the Company Group, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company Group. The Records shall be the sole and exclusive property of the Company Group, and the Executive will surrender them upon the termination of the Employment Term, or upon the Company Group’s request. The Executive hereby irrevocably conveys, transfers and assigns to the Company Group the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in the Executive’s name or in the name of the Company Group (or its designee ), applications for patents and equivalent rights (the “Applications”). The Executive will, at any time during and subsequent to the Employment Term, make such applications, sign such papers, take all rightful oaths, and perform all other acts as may be reasonably requested from time to time by the Company Group to perfect, record, enforce, protect, patent or register the Company Group’s rights in the Inventions, all without additional compensation to the Executive from the Company Group. The Executive will also execute assignments to the Company Group (or its designee) of the Applications, and give the Company Group and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company Group’s benefit, all without additional compensation to the Executive from the Company Group, but entirely at the Company Group’s expense.

(ii) In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company Group and the Executive agrees that the Company Group will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Executive. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, or the rights in such Inventions do not otherwise automatically vest in the Company Group, the Executive hereby irrevocably conveys, transfers and assigns to the Company Group, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Executive’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, whether known or unknown as of the Effective Date, including, without limitation, the right to receive all proceeds and damages from any of the foregoing. In addition, the Executive hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that the Executive has any rights in the results and proceeds of the Executive’s service to the Company Group that cannot be assigned in the manner described herein, the Executive agrees to unconditionally waive the enforcement of such rights. The Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Executive’s benefit by virtue of the Executive being an employee of or other service provider to the Company Group ( or any of its predecessors in interest).

(iii) 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. §1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(f) RETURN OF COMPANY PROPERTY. On the date of the Executive’s termination of employment with the Company Group for any reason (or at any time prior thereto at the Company Group’s request), the Executive shall return all property belonging to the Company Group or its affiliates (including, but not limited to, any Company Group-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company Group).

(g) REASONABLENESS OF COVENANTS. In signing this Agreement, the Executive gives the Company Group assurance that the Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 9. The Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company Group and its affiliates and their Confidential Information and that each and every one of the restraints is reasonable in respect of subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Executive from obtaining other suitable employment during the period in which the Executive is bound by the restraints. The Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company Group and its affiliates and that the Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force. The Executive further covenants that the Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 9. It is also agreed that each of the Company Group’s affiliates will have the right to enforce all of the Executive’s obligations to that affiliate under this Agreement, including without limitation pursuant to this Section 9.

(h) REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 9 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(i) TOLLING. In the event of any violation of the provisions of this Section 9 by the Executive, the Executive acknowledges and agrees that the post-termination restrictions contained in this Section 9 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restricted period shall be tolled during any period of such violation.

(j) SURVIVAL OF PROVISIONS. The obligations contained in this Section 9 and Section 10 hereof shall survive the termination or expiration of the Employment Term and the Executive’s employment or service with the Company Group and shall be fully enforceable thereafter.

10. COOPERATION. Upon the receipt of reasonable notice from the Company Group (including its outside counsel), the Executive agrees that while employed by, or providing services to, the Company Group and thereafter, the Executive will respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment or service with the Company Group, and will provide reasonable assistance to the Company Group, its affiliates and their respective representatives in defense of all claims that may be made against the Company Group or its affiliates, and will assist the Company Group and its affiliates in the prosecution of all claims that may be made by the Company Group or its affiliates, to the extent that such claims may relate to the period of the Executive’s employment or service with the Company Group. The Executive agrees to promptly inform the Company Group if the Executive becomes aware of any lawsuit involving such claims that is likely to be filed or threatened against the Company Group or its affiliates. The Executive also agrees to promptly inform the Company Group (to the extent that the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company Group or its affiliates ( or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company Group or its affiliates with respect to such investigation, and shall not do so unless legally required. Upon presentation of appropriate documentation, the Company shall reimburse the Executive for any reasonable expenses the Executive incurs in connection with the Executive’s cooperation under this provision.

11. EQUITABLE RELIEF AND OTHER REMEDIES. The Executive acknowledges and agrees that the Company Group’s remedies at law for a breach or threatened breach of any of the provisions of Sections 9 or 10 hereof would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company Group shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages or the posting of a bond or other security. In the event of a violation by the Executive of Section 9 or 10 hereof, any severance being paid to the Executive pursuant to this Agreement or otherwise shall immediately cease, and any severance previously paid to the Executive shall be immediately repaid to the Company Group.

12. WHISTLEBLOWER PROTECTION. The Executive understands that nothing contained in this Agreement limits the Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). The Executive further understands that this Agreement does not limit the Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit the Executive’s right to receive an award for information provided to any Government Agencies.

13. NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 13 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to its affiliate or to any successor to all or substantially all of the business and/or assets of the Company; provided that the Company shall require such affiliate or successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any affiliate or successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

14. NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by email, ( c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the address shown in the books and records of the Company.

If to the Company:

Frontline Advance LLC d/b/a Solo Stove

1070 S. Kimball Ave, Suite 121

Southlake, TX 7 6092

Attention: John Merris

Email:       [***]

With a copy, which shall not constitute notice to:

c/o Summit Partners, L.P.

222 Berkeley St, 18th Floor

Boston, MA 02116

Email: [***]

[***]

Kirkland & Ellis LLP

200 Clarendon Street

Boston, MA 02116

Attn: Matthew D. Cohn, P.C.; Dave Gusella

Email: [***]

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

15. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company Group, the terms of this Agreement shall govern and control.

16. SEVERABILITY. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law.

17. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18. GOVERNING LAW; JURISDICTION. This Agreement, the rights and obligations of the parties hereto, and all claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the choice of law provisions thereof. Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of Texas or the United States District Court for the Northern District of Texas and the appellate Court having jurisdiction of appeals in such court. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement or the Executive’s employment by the Company or any affiliate, or for the recognition and enforcement of any judgment in respect thereof ( a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Texas, the court of the United States of America for the Northern District of Texas, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Texas State court or, to the extent permitted by law, in such federal court, (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that the Executive or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT BY THE COMPANY OR ANY AFFILIATE OF THE COMPANY, OR THE EXECUTIVE’S OR THE COMPANY’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT, (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail ( or any substantially similar form of mail), postage prepaid, to such party at the Executive’s or the Company’s address as provided in Section 14 hereof, and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Texas. Each party shall pay all of its own costs and expenses, including, without limitation, its own legal fees and expenses.

19. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director of the Company as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto, as well as any additional agreements referenced herein, sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof (including, without limitation, the Prior Agreement). No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

20. REPRESENTATIONS. The Executive hereby represents and warrants to the Company that (a) the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms, and (b) the Executive is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Executive from entering into this Agreement or performing all of the Executive’s duties and obligations hereunder.

21. TAX MATTERS.

(a) WITHHOLDING. The Company Group may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b) SECTION 409A COMPLIANCE.

(i) To the extent applicable, the intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409 A. In no event whatsoever shall the Company Group be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409 A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 2l(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409 A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv) For purposes of Code Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment or benefit under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

22. EFFECTIVENESS. This Agreement shall become effective as of the date of the Closing of the transactions contemplated by the Purchase Agreement (the “Effective Date”). If the Closing shall not occur in accordance with the terms of the Purchase Agreement, including without limitation as a result of termination of the Purchase Agreement in accordance with its terms, this Agreement will not become effective and will have no force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

FRONTLINE ADVANCE LLC

By:	/s/ John Merris
Name:	John Merris
Title:	10/9/2020

EXECUTIVE

/s/ Clint Mickle
Clint Mickle

Employment Agreement Signature Page